Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Current Report (on Form 8-K) dated March 3, 2006 of NTL Incorporated (formerly Telewest Global, Inc.), therein of our reports dated February 28, 2006, with respect to the consolidated financial statements of NTL Incorporated, NTL Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NTL Incorporated,  included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

February 28, 2006